AMENDED SCHEDULE A

DATED MARCH 18, 2021

TO THE ADVISORS' INNER CIRCLE FUND III

ETF DISTRIBUTION PLAN

DATED OCTOBER 15, 2020

Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, if applicable, shall not exceed the amounts listed below:

Fund	Fee
DEMZ Political Contributions ETF	0.25%
Rayliant Quantamental China Equity ETF	0.25%
Democracy International Fund	0.25%
Innovative Balance Sheet ETF	0.25%